Exhibit 23(j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 2-91776) of Federated International Series, Inc. and to the incorporation by reference of our report dated January 16, 2009 on Federated International Bond Fund and Federated International Equity Fund (two of the portfolios constituting Federated International Series, Inc.) included in their Annual Shareholder Report for the fiscal year ended November 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2009